UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                                 Form S-8
                 REGISTRATION STATEMENT UNDER
                  THE SECURITIES ACT OF 1933

                 Magnum  d'Or  Resources Inc..
     (Exact name of Registrant as specified in its charter)

                   Digital  World Cup Inc.
                (Former name of Registrant)

 Nevada                                               98-02152222
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)


63  St. Clair Avenue West, Suite 1704, Toronto, Ontario, Canada  M4V 2Y9

  (Address of Principal Executive Offices including zip code)

                 2002 Consulting Services Plan
                    (Full title of the plan)

                   Christopher J. Moran, Jr.
                     4625 Clary Lakes Drive
                     Roswell, Georgia 30075
            (Name and address of agent for service)
                         (770) 518-9542
 (Telephone number, including area code, of agent for service)


Title of   Amount to   Proposed   Proposed   Amount of
each       be          maximum    maximum    registration
class of   registered  offering   aggregate  fee
securities             price per  offering
to be                  share      price
registered




Common     10,000,000  $0.20      $2,000,000  $184.00
stock      Shares
$.001 par
value


1) Computed pursuant to Rule 457 [c] of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per unit, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the NASDAQ OTC Bulletin Board for the common stock on October 23, 2002.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents sent or given to the relevant officers, directors, employees, consultants or advisors of Magnum d' Or Resources Inc., formerly known as Digital World Cup, Inc., a Nevada corporation ("Registrant").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The   following  documents  are  incorporated  by  reference   into   this
Registration Statement and made a part hereof:

(A) Registrant's Form 10-KSB as filed for the year ended September 30, 2001. Registrant's Form S-8 as filed on February 1, 2002 and on April 9, 2002. Registrant's Form 10-QSB as filed for the periods ended December 31, 2001 and March 31, 2002. Registrant's Forms 8-K as filed on February 22, 2002 and on July 2, 2002.Registrant's Form 8-K as filed on October 24, 2002.

(B)   All  other reports which may be filed by the Registrant pursuant  to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's Form 8-A for the year ended September 30, 2000, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(C) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.

Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

Not Applicable.


Item 6.  Indemnification of Officers and Directors.

          Under the Nevada Business Associations Act (the Business Association Act Title 7, Chapter 78, directors of the Company will be liable to the Company or its shareholders for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

          The Company's Articles require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and excutors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

          The Company may, at the discretion of the board of directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney?s fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.

          The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.



Item 7.  Exemption from Registration Claimed



Not Applicable





Item 8.  Exhibits.



INDEX TO EXHIBITS


  Regulation S-B Exhibit
          Number           Description



      (3)(i)(a)            Articles of Incorporation (1)

      (3)(ii)(a)           ByLaws (1)

      (5)                  Opinion of Counsel

      (21)                 Subsidiaries of the Registrant (1)

      (23) (a)             Consent of Counsel (Included in
                           Exhibit 5)


      (23) (b)             Consent of CPA


      (99)  (a)      Registrant's 2002 Consulting Agreement as amended  on
October 24, 2002.

(1) Incorporated by reference from Registrant's Form 8-A Registration Statement as filed on October 26, 2000.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

     (A) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (B)    Reflect   in  the  prospectus  any  facts  or  events   which,
individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the"Calculation of Registration Fee" table in the effective registration statement.

     (C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
(4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                           SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, CANADA on October 24, 2002..



                              Magnum d' Or Resources Inc..

Dated:    October 24, 2002
By:__/s/__________
                                   Michael Levine
                                   CEO and Director



          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated: October 24 , 2002 By:     /s/Michael Levine
                                   Michael Levine, CEO and Director,
                                   Principal Executive Officer and
                                   Principal Financial Officer

Dated: October 24, 2002  By:    /s/ Sandy Winick
                                    Sandy Winick, Secretary and  Director

Dated: October 24, 2002  By:   /s/ Howard Klein
                                  Howard Klein, President and Director






                                 EXHIBIT 5

                   CHRISTOPHER J. MORAN, JR.
                        Attorney at Law
                     4625 Clary Lakes Drive
                     Roswell, Georgia 30075


Telephone                                                     Telecopier
(770) 518-9542                                              (770) 518-9640

October 24, 2002


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:  Digital World Cup Inc.
     SEC File Number 005-62197
     Form S-8 Registration Statement
     Exhibit Numbers 5 and 23(a)

     Any no par value common shares of Digital World Cup Inc. sold pursuant to the captioned Form S-8 Registration Statement shall be legally issued, fully paid and non-assessable under the laws of the State of Nevada. This opinion opines upon Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

       The law firm of Christopher J. Moran, Jr., Attorney at Law consents to be named in the captioned Form S-8 Registration Statement and further consents to the use of this opinion and consent in the captioned Form S-8 Registration Statement.




                                   Christopher J. Moran, Jr.
                                   Attorney at Law


                                   By:_/S/Christopher J. Moran, Jr.
                                      Christopher J. Moran, Jr.





                               EXHIBIT 23(b)





          CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT

As an Independent Chartered Accountant, I hereby consent to the incorporation by reference in this Form S-8 Registration Statement of Digital World Cup, Inc. of my Audit Report dated December 14, 2001 included in the Form 10-KSB annual report of Digital World Cup. Inc. and to all references to my Firm included in this registration statement.


Yours Truly,

                    /S/_ MacCallum Horn Chartered Accountants
                    MacCallum Horn Chartered Accountants


October 24, 2002




















                          AMENDMENT NUMBER TWO TO
                       2002 CONSULTING SERVICES PLAN
                                    OF
                       MAGNUM  D' OR RESOURCES  INC.

1. Purpose. The purpose of this Consulting Services Plan is to advance the interests of the Corporation by rewarding, encouraging and enabling the acquisition of larger personal proprietary interests in the Corporation by employees, directors and former directors of, contractors and consultants to, the Corporation and its Subsidiaries who have: 1) served without salaries or other compensation; and 2) assisted the Corporation with support services for business development. These persons require incentives to put forth maximum effort for the success of the Corporation's business. It is anticipated that these incentives will stimulate the efforts of such employees, directors and consultants on behalf of the Corporation and its Subsidiaries. It also is expected that such incentives will enable the Corporation and its Subsidiaries to attract and retain desirable personnel.

2. Definitions. When used in this Plan, unless the context otherwise requires:

(a). "Board of Directors" or "Board" shall mean the Board of Directors of the Corporation, as constituted at any time.

(b). "Chairman of Board" shall mean the person who at the time shall be Chairman of the Board of Directors.

(c). "Corporation" shall mean MAGNUM D' OR RESOURCES INC. The Corporation was previously known as DIGITAL WORLD CUP, INC.

(d). "Eligible Persons" shall mean those person described in Section 4 and 13 who will receive stock pursuant to this 2002 Consulting Services Plan.

(e). "Fair Market Value" on a specified date shall mean the value as established by the Board for such date using any reasonable method of valuation.

(f). "Awarded Stock" shall mean the Stock awarded pursuant to this Plan.

(g). "Plan" shall mean this 2002 Consulting Services Plan of Magnum D' Or Resources, Inc, as adopted by the Board on January 10, 2002, as this Plan from time to time may be amended.

(h). "President" shall mean the person who at the time shall be the President of the Corporation.00

(i). "Shares" shall mean shares of common stock, $0.001 par value, of the Corporation.

(j). "Subsidiary" shall mean a wholly owned subsidiary of the Corporation.



3. Administration. This Plan shall be administered by the Board of Directors as provided herein. Determination of the Board as to any question, which may arise with respect to the interpretation of the provisions of this Plan and Awarded Stocks, shall be final. The Board may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of this Plan, as it may been advisable to make this Plan and Awarded Stocks effective or provide for their administration, and may take such other action with regard to this Plan and Awarded Stocks as it shall deem advisable to effectuate their purpose.

4. Participants. All employees and directors of, former directors of and consultants to, the Corporation or a Subsidiary, who, as determined by the Board, have met the conditions of Section 1 of this Plan, shall receive Awarded Stocks under this Plan. The parties to whom Awarded Stocks have been, or will be, granted under this Plan, and the number of Shares subject to each such Awarded Stock, have been determined by the Board, in its sole discretion, subject however, to the terms and conditions of this Plan.

5. Shares. Subject to the provisions of Section 13 hereof, the Board may award stocks with respect to an aggregate of 20,000,000 Shares, all of which Shares are authorized but unissued Shares.

6. Grant of Awarded Stocks. The number of Shares of Awarded Stocks granted to any Eligible Person will be determined by the Board in its sole discretion based upon, among other facts, the Fair Market Value of services rendered to, and expenses incurred on behalf of, the Corporation.

7. Stock Certificates. Within ninety (90) days from the date of this Plan, the Corporation shall cause to be delivered to the person entitled thereto, a certificate for the Shares of the Awarded Stock. The certificate or certificates may bear a restrictive legend as described in paragraph 9, below.

8. Restrictions on Transferability of Awarded Stocks. Awarded Stocks that were issued prior to January 10, 2002 shall not be transferable, except as authorized in writing by the Board of Directors in its sole discretion.

9. Issuance of Shares and Compliance with Securities Act. The Corporation may postpone the issuance and delivery of the Shares pursuant to the grant of any Awarded Stock until the completion of such registration or other qualification of such Shares under any State of Federal law, rule, requirements or regulation as the Corporation shall determine to be necessary or advisable. Any holder of an Awarded Stock shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as amended (the "Act"), to issue Shares in compliance with the provisions of the Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares that may be issued pursuant to the grant or exercise of any Awarded Stock, or may issue stop transfer orders with respect thereof.

10. Income Tax Withholding. If the Corporation or a Subsidiary is required to withhold and amounts by reason of any provincial, federal, state or local tax rules or regulations in respect of the issuance of Shares pursuant to the grant of the Awarded Stock, the Corporation or the Subsidiary shall be entitled to deduct or withhold such amounts from any cash or payment to be made to the holder of the Awarded Stock. In any event, the holder shall make available to the Corporation or such Subsidiary, promptly when requested by the Corporation or such Subsidiary; and the Corporation or Subsidiary shall be entitled to take and authorize such steps as it deems necessary in order to have such funds made available to the Corporation or Subsidiary out of funds or property due or to become due to the holder of such Awarded Stock.

11. No Right of Employment or Service. Nothing contained herein or in an Awarded Stock shall be construed to confer upon any director, employee or consultant any right to be continued in the employ or service of the Corporation or any Subsidiary or mitigate any right of the Corporation or any Subsidiary to retire, request the resignation of or discharge or otherwise cease its services arrangement with any employee or consultant at any time, with or without cause.

12. Effective Date. This Amendment Number Two to the Plan is effective as of October 24, 2002. The Plan is effective as of January 10, 2002.






 Dated:    October 24 ,2002           By: /s/Micheal Levine
                                   Michael Levine, CEO and Director,
                                   Principal Executive Officer and
                                   Principal Financial Officer

Dated:   October 24, 2002             By:/s/Sandy Winick
                                  Sandy Winick, Secretary and  Director

Dated:   October 24, 2002              By: /s/ Howard Klein
                                Howard Klein, President and Director